Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES PRICES OFFERING OF EUR 200 MILLION OF 11.625% SENIOR NOTES DUE 2016

Hamilton, Bermuda — September 11, 2009 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (Nasdaq Global Select Market/Prague Stock Exchange: CETV) today announced the pricing of its offering of fixed rate senior  notes in the aggregate principal amount of € 200 million (approximately US$ 290 million) due in 2016. The notes will be sold at a purchase price equal to 98.261% of their face amount, pay interest semi-annually at a rate of 11.625% per year beginning March 15, 2010, and will mature on September 15, 2016.

The notes will be senior obligations of CME and will rank equally in right of payment with its existing and future senior debt.  The notes will be jointly and severally guaranteed on a senior basis by two of CME’s wholly-owned subsidiaries. The notes will be secured by a security interest in the shares of the two subsidiary guarantors and certain contractual claims of CME. The sale of the notes is expected to close on September 17, 2009.

The Company will use the net proceeds from the offering of the senior notes (i) to repay the € 127.5 million (approximately US$ 185.0 million) principal amount outstanding under the Company’s loan agreements with the European Bank for Reconstruction and Development (EBRD) (and to cancel the EBRD loan agreements and release the security interests in favor of EBRD) and (ii) to repurchase and cancel € 63.2 million (approximately US$ 92 million) of the Company’s 8.25% Senior Notes due 2012.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of an offering memorandum. The notes and the subsidiary guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

For further information visit: www.cetv-net.com, or contact:

Romana Tomasová
Vice President Corporate Communications
Central European Media Enterprises
+420 242 465 525
romana.tomasova@cme-net.com